Exhibit 10.1

CONSULTING AGREEMENT

CONSULTING AGREEMENT (the “Agreement”), entered into on October 6, 2014, by and between HUDSON VALLEY BANK, N.A. (the “Bank”), and JAMES J. LANDY (the “Consultant”).

WHEREAS, the Consultant is transitioning to the role of nonexecutive Chairman of the Bank and Hudson Valley Holding Company (the “Company”) on January 1, 2015;

WHEREAS, the Consultant has experience beneficial to the Bank’s operations, management and business development; and

WHEREAS, the Bank desires to continue to further benefit from the Consultant’s knowledge of the business and affairs of the Bank by having the Consultant act as a consultant to the Bank in accordance with the provisions hereof.

NOW, THEREFORE, in order to effect the foregoing, the Bank and the Consultant wish to enter into a consulting agreement upon the terms and subject to the conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1.             Engagement. The Bank hereby agrees to engage the Consultant, and the Consultant hereby agrees to perform services for the Bank, on the terms and conditions set forth herein.

2.             Term; Termination.  The initial term of this Agreement shall be for the period beginning on January 1, 2015 (the “Effective Date”) and continuing for a 60-month period thereafter (the “Term”), subject, however, to earlier termination in the manner provided in this Agreement. Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the term of the Agreement shall be extended automatically for an additional year, so that the remaining term of the Agreement again becomes sixty (60) full months from the applicable anniversary of the Effective Date, unless the Bank or the Consultant elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date. “Term” as used herein shall refer to the initial term and all extensions of the Term pursuant to this Section 2(a).

(b)            This Agreement may be terminated:

(i)            by the Consultant, at any time upon thirty (30) days prior written notice to the Bank, and upon such termination, the Consultant and the Bank shall have no further obligations under this Agreement;

(ii)           by the Bank, without “Cause” (as defined herein) upon thirty (30) days prior written notice to the Consultant, and upon such termination, the Bank shall continue to make the payments required by Section 6(a) hereof through the expiration of the then current term of the Agreement; or

(iii)           by the Bank with “Cause” immediately upon written notice to the Consultant, and upon such termination, the Bank shall have no further obligation to the Consultant under this Agreement; or

(iv)          upon the death of Consultant, in which event the Bank shall continue to make the payments required by Section 6(a) hereof to the Consultant’s estate or representative, as the case may be, through the expiration of the then current term of the Agreement; or

(v)           Upon Consultant’s Disability (as defined herein), in which event, the Bank shall continue to make the payments required by Section 6(a) through the expiration of the then current term of the Agreement.

(vi)          by the Consultant, during the 90-day period following the occurrence of a Change in Control (as defined herein), and upon such termination, Consultant shall receive an unreduced lump sum payment equal to the payments otherwise payable to the Consultant under Section 6(a) through the expiration of the then current term of the Agreement.

(c)            For purposes of this Section 2(b), the following definitions shall apply:

“Cause” shall mean the Consultant’s conviction of a felony, breach of a fiduciary duty involving personal profit to the Consultant or intentional failure to perform stated duties reasonably associated with the Consultant’s position; provided, however, an intentional failure to perform stated duties shall not constitute Cause unless and until the Bank provides the Consultant with written notice setting forth the specific duties that, in the Bank’s view, the Consultant has failed to perform and the Consultant is provided a period of thirty (30) days to cure such specific failure(s) to the reasonable satisfaction of the Bank.

“Change in Control” shall mean the occurrence of any of the following events:

(i)            Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (A) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company. or (iv) any acquisition pursuant to a transaction that complies with (iii)(A), (iii)(B) and (iii)(C) outlined below;

(ii)            Individuals who, as of the date hereof, constitute the Board of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual was a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(iii)           Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or securities of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) of the entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(iv)           Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

(v)            Any event that would be described in this definition of Change in Control if the term “Bank” were substituted for the term “Company” therein.

“Disability” shall mean any physical or mental injury or disease of a permanent nature which renders the Consultant incapable of meeting the requirements of the consulting services performed immediately before the commencement of such disability

3.              Duties.   During the Term, the Consultant shall provide advice with respect to the business, operations and opportunities of the Bank within his areas of expertise.  Without limiting the foregoing, it is anticipated that the Consultant, in consultation with the Chief Executive Officer of the Bank, will focus on the enhancement of existing customer relationships, the development of new customer relationships, and the resolution of customer issues or concerns.  In addition, where appropriate, the Consultant will participate in periodic community events such as golf outings, fundraising dinners and other similar events. It is anticipated that the Consultant will spend approximately fifty (50) hours per month (a minimum of 300 customer calls per annum) in performance of the consulting services for the Bank.

4.              Place of Performance. The Consultant shall perform his duties at the location of his choosing; provided, however, that the Consultant shall be furnished with an executive-level office at the Bank’s principal office in Yonkers, New York and access to administrative support.

5.              Independent Contractor.

(a)           The Consultant shall be an independent contractor in respect of his performance of the Services. It is intended by both the Consultant and the Bank that the Services to be performed by the Consultant shall not result in an employer/employee relationship and, except as otherwise provided in respect of the benefits described in Section 6(b) hereof, the Consultant shall not be entitled to the benefits provided by the Bank to its employees.

(b)           Neither Federal, state or local income taxes nor payroll taxes of any kind shall be withheld or paid by the Bank on behalf of the Consultant. The Consultant shall be responsible for payment of all taxes for remuneration received under this Agreement, including Federal, state and local income tax, Social Security tax, unemployment insurance tax, and any other taxes or business license fees as required.

6.              Terms of Payment; Business Expenses.

(a)            Subject to the provisions of Section 2(b) hereof, during the Term, the Bank shall pay the Consultant, as compensation for the Services to be performed hereunder and in consideration of the Consultant’s adherence to the restrictive covenants contained in Section 7 hereof, a consulting fee of $16,667.67 per month, payable on the first business day of each month. In addition, an Executive style office at the Bank’s Yonkers Headquarters along with an Administrative Assistant shall be provided to the Consultant.

(b)            Subject to the provisions of Section 2(b) hereof, during the Term, the Bank shall cause the Consultant to participate in and be covered by the Bank’s health, medical and life insurance plans on the same terms applicable to executive-level employees of the Bank.

(c)            The Bank, promptly following receipt of appropriate documentation in accordance with applicable Bank policies, shall reimburse the Consultant for the reasonable business and customer entertainment expenses incurred in connection with rendering services under this Agreement.

(d)            In furtherance of his performance of the services contemplated by this Agreement, the Bank shall provide the Consultant with the following perquisites: (i) use of a bank-owned vehicle with replacement on every thirty six (36) months; and (ii) a full membership at Leewood Golf Club. The value of such perquisites shall be subject to federal, state and tax reporting requirements to the extent required by applicable law.  The Consultant may, after twenty four (24) months of use, purchase the bank-owned vehicle provided for his use at the Bank’s the current book value.

7.               Confidentiality; Non-Competition; Non-Solicitation.

(a)            The Consultant acknowledges that: (i) the Consultant’s service to the Bank will require that the Consultant have access to and knowledge of confidential information of the Bank relating to the Business, including, but not limited to, the identity of the Bank’s employees, clients, customers, the kinds of services provided by the Bank, the manner in which such services are performed or offered to be performed, the service needs of actual or prospective clients and customers, pricing information and other contractual terms, information concerning the creation, acquisition or disposition of products and services, creative ideas and concepts, and other trade secrets, in each case other than as and to the extent such information is generally known or publicly available through no violation of this Section 7 by the Consultant or such information is readily discernible (the “Confidential Information”); and (ii) the disclosure of any such Confidential Information may place the Bank at a competitive disadvantage and may do damage, monetary or otherwise, to the Bank’s business. Accordingly, the Bank and the Consultant agree as follows:

(i)             During the Term and thereafter, the Consultant shall not, directly or indirectly, whether individually, as a director, stockholder, owner, partner, employee, principal or agent of any business, or in any other capacity, disclose, furnish, make available or utilize any of the Confidential Information, other than in the proper performance of the services contemplated herein, or as expressly permitted herein, or as required by a court of competent jurisdiction or other administrative or legislative body, provided that the Consultant shall promptly notify the Bank so that the Bank may seek a protective order or other appropriate remedy. The Consultant agrees to return all documents or other materials containing Confidential Information, including all photocopies, extracts and summaries thereof, and any such information stored electronically on tapes, computer disks or in any other manner to the Bank at any time upon request by the Bank and immediately upon the termination of his service to the Bank for any reason, unless Confidential Information was provided to him in his capacity as a member of the Board of Directors of the Company and the Bank and he continues his service on such Boards following the termination of this Agreement.

(ii)            During the Term, and for a period of one (1) year thereafter, the Consultant shall not engage in Competition (as defined herein) with the Bank or its affiliates in the Territory (as defined herein) unless agreed upon by the parties in writing. For purposes of this Agreement, “Competition” by the Consultant shall mean the Consultant’s engaging in any activities relating to or otherwise being employed by or acting as a consultant to, or being a director, employee, agent, equity holder or partner of any entity engaged in the business of banking as conducted by the Bank (the “Business”), and “Territory” means any state in which the Bank has a branch or office location; provided, however, that it will not be a violation of this covenant for the Consultant to become the registered or beneficial owner of less than five percent (5%) of any class of the capital stock of any one or more corporations registered under the Securities Exchange Act of 1934, as amended.

(b)            During the Term, and for a period of one (1) year thereafter, the Consultant agrees that he will not:

(i)             directly solicit, or direct individuals within his control to solicit, from any person or entity who is a then-existing client or customer of the Bank (or who the Consultant knows from the use of Confidential Information is a prospective client or customer of the Bank) any business of the same or of a similar nature to the Business; or

(ii)            directly recruit or solicit the employment or services of any person who is employed by the Bank at the time of such recruitment or solicitation.

(c)            The Consultant and the Bank hereby acknowledge that the restrictive covenants contained in this Section 7 are reasonable and necessary, in view of the nature of the Bank, its business and his knowledge thereof, in order to protect the legitimate interests of the Bank.

8               Notices. All notices and other communications provided for herein shall be in writing and shall be made by hand delivery, by United States first class mail (registered, return receipt requested, postage prepaid), telecopier or overnight courier guaranteeing next day delivery, addressed as follows:

if to the Consultant:	Mr. James J. Landy
25 Constant Avenue
Yonkers, New York 10701

if to the Bank:	Hudson Valley Bank, N.A.
21 Scarsdale Road
Yonkers, New York 10707
Attn: Office of the President & CEO

or to such other address as either such party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

9.             Exculpation; Indemnification.

(a)            No party or any of its affiliates, partners, directors, officers, employees, equity holders, representatives or agents shall be liable to any other party hereto or to its affiliates, partners, directors, officers, employees, equity holders, representatives or agents for monetary damages for any losses, claims, demands, suits, liabilities or damages (collectively, “Damages”) arising from any act performed or omitted by such party or its affiliates, partners, directors, officers, employees, equity holders, representatives or agents arising out of or in connection with the performance of this Agreement, except to the extent that any such Damages are determined to be attributable to such person’s gross negligence, willful misconduct or fraud.

(b)           Notwithstanding anything in Section 9(a) hereof to the contrary, the Bank shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless Consultant against any Damages to which Consultant may become subject in connection with any matter arising out of or in connection with the performance of this Agreement or Consultant’s provision of Services hereunder, except to the extent any such Damages are determined to be attributable to the gross negligence, willful misconduct or fraud of Consultant. If Consultant becomes involved in any capacity in any action, proceeding or investigation in connection with any matter arising out of or in connection with the performance of this Agreement, the Bank shall advance to Consultant his reasonable legal and other expenses (including the costs of any investigation and preparation) as they are incurred in connection therewith; provided that Consultant shall promptly repay to the Bank the amount of any such advanced expenses paid to it or on its behalf if it shall be finally determined that Consultant was not entitled to be indemnified by the Bank in connection with such action, proceeding or investigation.

(c)           Notwithstanding anything to the contrary contained herein, this Section 9 shall survive the termination of this Agreement.

10.            Miscellaneous.

(a)            Modification; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Consultant and the Bank.  No waiver by any party hereto at any time of any breach by another party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(b)            Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(c)            Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties whether oral or written, by any officer, employee or representative of any party hereto, and any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated (including without limitation the Severance Agreement). No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by any party that are not set forth expressly in this Agreement.

(d)            Assignment. This Agreement is a personal contract and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Consultant and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Consultant should die while any amount would still be payable to him hereunder had the Consultant continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there is no such designee, to his estate.

(e)            Headings. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(f)            Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the state of New York without regard to principles of conflicts of laws.

(g)            Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(h)            Costs of Enforcement. If the Consultant retains legal counsel to enforce any or all of his rights under this Agreement and he substantially prevails in enforcing those rights, the Consultant shall be entitled to recover from the Bank the Consultant’s reasonable attorneys’ fees, costs and expenses in connection with the enforcement of his rights.

(i)            Section 409A of the Code. This Agreement and the payments hereunder are intended to be exempt from or to satisfy the requirements of Section 409A of the Code, including published guidance and regulations interpreting such Section, and should be interpreted accordingly. Each payment under this Agreement or otherwise (including any installment payments) shall be treated as a separate payment for purposes of Section 409A of the Code.  In the event that any provision of this Agreement is inconsistent with Section 409A of the Code or such guidance, then the applicable provisions of Section 409A of the Code shall supersede such inconsistent provision.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

HUDSON VALLEY BANK, N.A.

By:	/s/ Craig S. Thompson

Name:	Craig S. Thompson
Its:	Director & Compensation
Committee Chair

/s/ James J. Landy
James J. Landy